Exhibit 99.1

FermaVir Pharmaceuticals Closes $1.27 Million Financing

NEW YORK—(PRNewswire)—January 16, 2007—FermaVir Pharmaceuticals, Inc. (the “Company”) (OTCBB:FMVR - News), announced today the closing of a private placement totaling $1.27 million.  “The proceeds from this financing will allow FermaVir to fund the remaining preclinical work to complete and file an Investigational New Drug Application (INDA) with the US FDA on its FV-100 for shingles.” said Geoffrey Henson, CEO of FermaVir.  FV-100 is a powerful specific inhibitor of varicella zoster virus, the cause of shingles.

The Company placed 1,693,333 shares of common stock and 3,386,666 warrants (the “Warrants”) to investors for aggregate gross proceeds of $1,270,000. The Warrants are immediately exercisable for a period of ten (10) years from the date of issuance at $1.00 per share.  Of the $1,270,000 gross proceeds, $20,000 consisted of the conversion of deferred salary by the Company’s Chief Executive Officer, Geoffrey Henson.

The securities issued in the private placement have not been registered under the Securities Act of 1933, as amended. Accordingly, these securities may not be offered or sold in the United States, except pursuant to the effectiveness of a registration statement or an applicable exemption from the registration  requirements of the Securities Act. The Company has agreed to file a registration statement covering resale of the shares of common stock underlying the warrants by the private placement investors. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities.

About FermaVir Pharmaceuticals, Inc.

FermaVir Pharmaceuticals, Inc. is an emerging biotechnology company positioned for rapid growth by developing important antiviral drugs and other treatments in underserved segments of the pharmaceutical development marketplace. The Company’s Intellectual Property portfolio includes a number of patent applications and a worldwide exclusive license for potential new drug treatments of infectious diseases. Among FermaVir’s lead drug candidates is a breakthrough antiviral treatment that has demonstrated powerful inhibitory activity and may have potential therapeutic benefit for the treatment of shingles, also known as herpes zoster. FermaVir’s proprietary compound is believed to be 10,000 times more potent than currently approved shingles drug treatments. FermaVir is also developing compounds that could provide the first improved effective treatment in years for Cytomegalovirus (CMV) infection, a currently incurable viral disease from the herpes family that can threaten eyesight as well as cause severe morbidity and mortality.

Forward-Looking Statements

Certain statements made in this press release are forward looking. Such statements are indicated by words such as “expect,” “might,” “should,” “anticipate” and similar words indicating uncertainty in facts and figures. Although FermaVir believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations reflected in such forward-looking statements will prove to be correct. As discussed in the Form 10K of FermaVir dated August 16, 2006, actual results could differ materially from those projected in the forward-looking statements as a result of the following factors, among others: uncertainties associated with product development, the risk that FermaVir will not obtain approval to market its products, the risk that FermaVir technology will not gain market acceptance, the risks associated with dependence upon key personnel, and the need for additional financing.

Contact:
FermaVir Pharmaceuticals, Inc.
Dr. Geoffrey Henson, 212-413-0802
henson@fermavir.com